CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 22, 2011, which appears on page F-33 of the Annual Report on Form 10-K of American Eagle Energy Inc. as of December 31, 2010 and for the eight-month period then ended. We also consent to the references to our Firm in the Registration Statement.

/S/Kelly & Company

Kelly & Company
Costa Mesa, California May 4, 2011